                            MANAGEMENT AGREEMENT


            This Management Agreement ("Agreement") is made as of the ____ day of ________________ 1993, by and between Larkfield Gardens Associates, L.P. ("Owner") with offices located at 60 Vanderbilt Motor Parkway, Commack, New York 11725, and Senior Quarters Management Corp., a New York Corporation ("Manager") with offices located at 60 Vanderbilt Motor Parkway, Commack, New York.

            Manager is in the business of owning and/or furnishing management services to independent and assisted living residences for senior citizens. Owner intends to construct a 200 bed assisted living residence located in East Northport, New York, to be known as Larkfield Gardens ("Facility"). Owner and Manager desire that Owner retain Manager to manage the Facility and provide certain services in connection therewith.

            Accordingly, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, Owner and Manager agree as follows, subject to this Facility being built as an Adult Home senior citizen residence:

            1. APPOINTMENT OF MANAGER. Owner appoints Manager as the exclusive management agent for the Facility, subject to the terms of this Agreement. Manager hereby accepts such appointment.

            2.    MANAGEMENT SERVICES.

                  (a) INITIAL SERVICES. Commencing on the date hereof, and until four (4) months prior to the projected completion date of the Facility (the first day of the four (4)- month period hereinafter referred to as the "Commencement Date"), Manager agrees to provide assistance to Owner in the planning of the Facility. Such assistance may include review of architectural drawings and site plans; arranging for feasibility studies; licensure and certification planning; support and assistance in filing for Certification of Need and other governmental requirements, if any; and financial analysis ("Initial Services").

                  (b)   GENERAL MANAGEMENT.  Beginning on the
Commencement Date (to permit the completion of all start-up work, including pre-opening marketing, staff recruitment, training, facility set-up, and licensing, if any) and continuing until the expiration or earlier termination of this Agreement, Manager shall manage and supervise the day-to-day operation of the Facility as a first class Adult Home as defined in Parts 485, 486, 487 and 490 of Sub-Chapter D of Chapter II of Title 18 of the New York Code of Rules and Regulations, in the name of, on behalf of, and for the account of, Owner.

                  (c)   SPECIFIC SERVICES.  In connection with
such management and supervision of the Facility, and without limitation of the duties to be performed by Manager,

Manager shall provide or cause to be provided the following specific services in the name of, on behalf of, and for the account of, Owner:

                        (i)  FINANCIAL AND ACCOUNTING SERVICES.

                              Supervise and coordinate the preparation and/or
     maintenance (as appropriate) of the following items:

                              A.  Monthly, quarterly, semi-annual
          and annual balance sheets and statements of profit and loss for the Facility;

                              B.  Resident rent roll (monthly)
          and billing records;

                              C.  Accounts receivable and
          collection records;

                              D.  Accounts payable records;

                              E.  All payroll functions,
          including preparation of payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes (at Owner's sole expense), filing of payroll reports and the issuance of Forms W-2 to all employees;

                              F.  A complete general ledger for
          the purposes of recording and summarizing all transactions for the Facility; and

                              G.  Such other accounting and
          bookkeeping services as Owner may reasonably request from time to time.

                        (ii)  PURCHASING.  Purchase, at Owner's
     expense, all items needed for the operation of the Facility, including, without limitation, supplies, equipment and inventory, but Manager shall not incur any expense not provided for in an approved Annual Budget, as defined in
     Section 3 hereof, without Owner's prior written consent.

                        (iii)  LICENSURE.  Assist Owner in:  (1)
     obtaining all licenses, permits and approvals by applicable governmental authorities with respect to the operation of the Facility, and (2) maintaining certification from public third party payment programs, if any. All such licenses, permits, approvals and certifications shall be in the name of Owner, or an individual partner of Owner, unless the governing entities require otherwise.

                        (iv)  CONTRACTS.  Negotiate, enter into,
     secure, cancel and/or terminate in the name of and on behalf of Owner, such agreements and contracts which Manager may deem necessary or advisable for the day-to-day operation of the Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services customarily provided to the Facility by independent contractors, but Manager shall not incur any expense not provided for in an approved Annual Budget, as defined in
     Section 3 hereof, without Owner's prior written consent. Manager shall be entitled to utilize any affiliated entities to provide these services, provided Owner has approved same in writing and the rates and prices therefor do not exceed market rates.

                        (v)  SALES & MARKETING - Manager will,
     after approval by Owner, establish and implement a sales and marketing plan, oversee the design and placement of advertising, and hire, train and supervise rental and marketing staff.

                  (d) LIABILITY OF MANAGER. Manager shall have no liability to Owner as a result of any decision made with respect to or any actions taken or not taken in connection with the Manager's discharge of its obligations under Sections 2(a),
(b) and (c) above, so long as such decisions, actions or omissions were taken in good faith, without gross negligence or willful misconduct.

                  (e)   EXCLUSIVE REPRESENTATIVE.  It is
understood and agreed that Manager shall be the exclusive representative of Owner for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility.

                  (f) LIMITATIONS ON AUTHORITY. Manager shall not, without Owner's prior written approval:

                        (i)  Institute or defend legal
     proceedings involving Owner or the Facility; or

                        (ii)  Make any lease or other occupancy
     agreement for all or any portion of the Facility other than a lease or occupancy agreement for an Adult Home room or apartment which is substantially the same in form and content as Exhibit A attached hereto; or

                        (iii)  Purchase goods, supplies and
     services from itself or an Affiliate of Manager or any Affiliate of an Affiliate of Manager; or

                        (iv)  Enter into on behalf of itself or
     Owner any collective bargaining agreement or labor contract concerning any employees; or

                        (v)  Undertake or incur any item of
     expense in excess of amounts therefor set forth in the Annual Budget; or

                        (vi)  Enter into any contract (including
     any vending contract) or other agreement which is not terminable upon thirty (30) days' prior notice, or the cost of which exceeds expenses authorized in the Annual Budget for such item; or

                        (vii)  Pledge the credit of Owner; or

                        (viii)  Undertake any structural repairs
     to the Facility; or

                        (ix)  Undertake any action or course of
     conduct on behalf of Owner or with respect to the Facility which Kapson Northport Development Corp. could not, as managing partner of Owner, undertake without the approval of the other partner(s) of Owner.

            3.    FISCAL CONTROLS AND PROCEDURES.

                  (a) ANNUAL BUDGET. At least sixty (60) days prior to each fiscal year that commences during the term of this Agreement, Manager shall submit to Owner a proposed budget projecting the revenue to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical plant in good condition and repair. The budget shall be based upon data and information then available and shall include, without limitation, estimated salaries and fringe benefits for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the budget. Each budget, as approved by Owner (and as revised from time to time during a fiscal year with Owner's approval), is referred to herein as the "Annual Budget." The Annual Budget submitted by Manager to Owner shall be an estimate of revenue and costs, and Owner acknowledges that (i) projected revenue may not be actually received and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected budget, Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, or capital expenditures of the Facility.

                  (b) EFFORTS TO OPERATE WITHIN ANNUAL BUDGET. Manager agrees to use best efforts to operate the Facility in accordance with the Annual Budget, but Manager shall not incur any expense not provided for in an approved Annual Budget, as defined in paragraph (a) of this Section 3, without Owner's prior written consent.

                  (c)   BANK ACCOUNTS AND WORKING CAPITAL.
Manager shall establish in a local bank an account or accounts for the operation of the Facility ("Operating Accounts"), in Owner's name and on behalf of Owner, and shall thereafter deposit therein all funds received by Manager on Owner's behalf from the operation of the Facility. Owner shall provide sufficient working capital for the operation of the Facility (including, without limitation, the payment of Manager's Management Fee as provided under Section 6 hereof) and shall deposit such working capital in the Operating Accounts from time to time upon the request of Manager. All expenses incurred in connection with the operation of the Facility (including, without limitation, Manager's Management Fee) shall be paid out of the Operating Accounts. Manager may write checks and draw on the Operating Accounts to pay for operation of the Facility to the extent required by Manager in the discharge of its obligations hereunder. Owner shall also provide sufficient funding to make the capital improvements projected in the Annual Budget. Manager shall have no obligation to (i) provide or contribute working capital required for the operation of the Facility, or (ii) fund capital expenditures required to maintain the Facility in good condition and repair.

            4.    PERSONNEL.

                  (a)   FACILITY ADMINISTRATOR.  Manager shall,
on an ongoing basis, provide the Facility with a qualified
Administrator ("Facility Administrator").  The Facility
Administrator shall be an employee of and compensated by Owner.

                  (b) OWNER'S EMPLOYEES. All employees working at or in connection with the operation of the Facility shall be employees of Owner. All salary, fringe benefits, bonuses and related expenses payable to such employees shall be borne solely by Owner.

                  (c)   MANAGER'S AUTHORITY.  Manager shall
recommend, and Owner shall select, appoint and from time to time replace, the Facility Administrator and such other personnel as Owner chooses or shall deem necessary for the proper operation of the Facility. Owner's selection and appointment of the Administrator and such other personnel and the terms of their employment, including compensation, shall be final and not subject to review.

            5. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall expire on the anniversary of the date hereof with automatic renewal periods of one (1) year each thereafter, unless either party notifies the other in writing within one hundred twenty (120) days of the expiration of the then current term, of the decision not to automatically exercise the upcoming renewal option period. Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, this Agreement shall automatically terminate and expire on the date that Kapson Northport Development Corp. ceases to be a general partner in Owner.

            6.    MANAGEMENT FEE AND ADDITIONAL CHARGES.

                  (a) MANAGEMENT FEE. There will be no fee for the Initial Services. Owner shall pay Manager a management fee ("Management Fee") for each calendar quarter or portion thereof from and after the Commencement Date, on the fifteenth (15th) day of the first month after such calendar quarter. Such Management Fee shall equal five (5%) percent of total gross revenues from the Facility for such preceding calendar quarter.
Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, Manager hereby agrees that Manager shall be paid the Management Fee only out of Net Cash from Operations, as defined in the partnership agreement pursuant to which Owner is formed and operating (the "Partnership Agreement"), and from Capital Transaction Proceeds, as defined in the Partnership

Agreement, and that Manager's right to be paid the Management Fee shall be subject and subordinate to the rights of the partner's comprising Owner to first receive and be paid in full from time to time the Preferred Return owed to each such partner from time to time, as defined in and in accordance with the Partnership Agreement. To the extent that Owner does not receive, from time to time, such Net Cash from Operations or Capital Transaction Proceeds sufficient to pay such Preferred Returns and the Management Fee in full, the Management Fee shall accrue, without interest, and be paid from time to time as the Owner has received Net Cash from Operations or Capital Transactions Proceeds sufficient to make such payments after the Preferred Returns have been paid in full. Such subordination shall include, without limitation, subordination to the rights of the partners to receive payments of Preferred Returns under Section 8.03(e) of the Partnership Agreement, notwithstanding clauses 8.03(a) and
(c) of the Partnership Agreement.

            7.    LEGAL ACTIONS.

                  (a)   Upon Owner's prior written approval,
Manager shall institute any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract for breach thereof or default thereunder and otherwise enforce the obligations of the residents, sponsors, licensees, customers and other users of the Facility, all at Owner's expense.

                  (b)   Upon Owner's prior written approval,
Manager is authorized to settle, on the Owner's behalf and in Owner's name, on terms and conditions as Manager shall deem in the best interest of Owner and the Facility, any and all claims or demands arising out of the operation of the Facility, irrespective of whether or not legal action has been instituted, provided such settlement does not exceed Twenty-five Thousand ($25,000) Dollars for each such claim or demand or would materially affect Owner or require the payment of more than $10,000. Owner agrees that such sums shall be paid as an operating expense of the Facility.

            8. INFORMATION; COOPERATION. Owner and Manager shall provide the other with any information required by each for the performance of its obligations under this Agreement, and each shall permit the other to examine and copy any data in the possession or control of the other affecting the operation of the Facility, including, without limitation, accounting and financial information. Each of Owner and Manager shall fully cooperate with the other to permit the other to discharge its obligations hereunder.

            9. REPRESENTATIONS AND WARRANTIES. Manager makes the following representations and warranties, which are material, and upon which Owner has relied as an inducement to enter into this Agreement.

                  (a)   STATUS OF OWNER.  Manager is a
corporation duly organized, validly existing and in good standing under the laws of the State of New York; and is qualified to do business in the State of New York; and has all necessary power to carry on its business as now being or in the future will be conducted.

                  (b) AUTHORITY AND DUE EXECUTION. Manager has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated hereby, which actions will not with the passing of time, the giving of notice or both, result in the default under or breach or violation of (A) the Manager's Certificate of Incorporation, other Charter or incorporation documents, and/or its By-Laws, as amended to date, (B) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or (C) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Manager, or the Facility, is now a party or by which Manager, or the Facility, or any of its assets may be bound or affected. This Agreement constitutes the valid and binding obligation of Manager enforceable in accordance with its terms.

                  (c)   LITIGATION.  There is no litigation,
claim, investigation, challenge or other proceeding pending or, to the knowledge of Manager, threatened against Manager, or the Facility, or which in any way will adversely affect the Facility.

            10. OWNER'S RESTRICTIVE COVENANTS. Owner covenants and agrees that it will not, during the term of this Agreement and for a period of two (2) years thereafter, without the prior written consent of Manager, hire or otherwise engage or permit any of its affiliates to hire or otherwise engage any person who is an employee of Manager or any affiliates of Manager at any time during the term of this Agreement or the two-year period thereafter, or any person who was an employee of Manager or any affiliate of Manager during the six (6) months preceding the Commencement Date, or induce or attempt to induce any such person to terminate employment with Manager or any such affiliate. For purpose of this Agreement, the term "affiliate," when used with reference to a specified party, shall mean any person or entity which such party, directly or indirectly, through one or more intermediaries, controls, is under control with, or is controlled by.

            11.   EVENTS OF DEFAULT, REMEDIES AND RIGHTS OF
TERMINATION.

                  (a)   DEFAULTS.  Each of the following shall
constitute an Event of Default hereunder:

                        (i)  If Owner shall fail to pay any
     installment of the Management Fee, for a period of seven (7) days after written notice of such default from Manager;

                        (ii)  If either Manager or Owner fails to
     perform any material term, provision, or covenant of this Agreement (other than as set forth in Section 11(a)(i) above), and such failure continues for a period of thirty
     (30) days after written notice from the other party specifying such failure to perform;

                        (iii)  If Manager is dissolved or
     liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days.

                  (b)   REMEDIES.  Upon any Event of Default,
which is not timely cured, the party who has not committed or suffered the Event of Default may, at its option, terminate this Agreement, and/or exercise all other rights and remedies available to such party at law or in equity. In the event of any termination of this Agreement for reasons other than gross negligence or willful misconduct, or breach of contract by Manager, Manager shall be paid all Management Fees due to the date of termination, plus any other damages to which Manager is entitled. In the case of accrued and unpaid Management Fees which remain owing to Manager at the time of such termination, such Management Fees shall continue to be payable quarterly, but only out of net revenues of each quarter remaining after the payment of all other expenses of Owner and after subtracting from such net revenues the amount which would have been the Preferred Return of Hameem Associates, L.P. for such quarter under the partnership agreement pursuant to which Owner is initially formed. No delay or failure on the part of either party hereunder to declare the other party in default or exercise any remedies in respect of such default shall operate as a waiver of such right to declare a default and exercise such remedies. If either party is forced to engage counsel to enforce any of the default provisions of this Agreement, the prevailing party shall also be entitled to reasonable attorneys fees and all costs attendant to such action.

            12. FACILITY'S NAME. Owner shall have the absolute right and authority to name and rename the Facility and Manager shall use such name(s) in any advertising or promotion for the Facility. Upon the termination of this Agreement for any reason whatsoever, Manager shall immediately cease all use of Owner's chosen name for the Facility, including any items which carry said name, such as menus, supplies, signage, stationery, etc.
Any post-termination usage by Manager of Owner's chosen name shall be a willful infringement of Owner's trademark and other rights. In the event, however, that Owner and Manager agree to use a trademark of Manager as the name of the Facility, ownership of such trademark shall continue to belong to Manager and upon termination of this Agreement for any reason whatsoever, Owner shall promptly rename the Facility and cease all uses of Manager's trademark name for the Facility, including any items which carry said trademark, such as menus, supplies, signage, stationery, etc. Any post-termination usage by Owner of Manager's trademark name shall be a willful infringement of Manager's trademark and other rights.

            13.   MISCELLANEOUS.

                  (a) SHARED EXPENSES. If Manager, with Owner's approval, shall combine any advertising, public relations, or other activities with similar activities at other facilities owned or operated by Manager or its Affiliates, the cost of such activities shall be shared proportionately by Owner and Manager or its Affiliates, as the case may be. Manager shall exclusively handle all public relations matters for the Facility either through available in-house support or from outside sources.

                  (b)  RELATIONSHIP OF PARTIES.  Nothing
contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between Owner and Manager with respect to the Facility, it being understood that Manager's status shall be that of an independent contractor.

                  (c) COSTS AND EXPENSES OF FACILITY; INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility shall be the sole responsibility of Owner. Manager, by reason of the execution of this Agreement and the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation. Owner agrees to indemnify, defend, pay on behalf of, and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of or relating to the ownership or operation of the Facility (except those resulting from the willful misconduct or gross negligence of Manager), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, employees or agents by reason of any action or inaction taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Owner, provided that Owner shall not be required to indemnify, defend, pay on behalf of or hold Manager or the others harmless due to acts or omissions of Kapson Northport Development Corp. (unless the acts or omission of Kapson Northport Development Corp. would not have occurred but for the failure of Hameem Associates, L.P. to give an approval or consent to a proposal by Kapson Northport Development Corp. or to a reasonable alternative to such proposal when such approval or consent is required to be obtained by Kapson Northport Development Corp. under the partnership agreement of Owner), and Manager agrees to indemnify, defend, pay on behalf of and hold Owner and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the gross negligence or willful misconduct of Manager. The terms of this Section 15(c) shall survive the expiration or earlier termination of this Agreement.

                  (d)   BOOKS AND RECORDS.  All books, records,
forms and reports prepared by Manager in connection with the operation of the Facility are Owner's property.

                  (e) COOPERATION UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, Manager shall cooperate with Owner in effecting an orderly transition to any new manager of the Facility in order to avoid any interruption in the rendering of services to Owner and, in connection therewith, shall surrender to Owner all contracts, documents, books, records, forms and reports in the possession of Manager regarding the operation of the Facility.

                  (f) FORCE MAJEURE. Manager's obligations under this Agreement are subject to strikes, labor disturbances, casualty, arbitrary and capricious action by third parties, Owner's compliance with and observance of the terms of this Agreement (including, without limitation, Owner's obligation to provide Management Fees and sufficient working capital for the operation of the Facility and funding for the capital improvements projected in the Annual Budget) other than failures of compliance due to acts or omissions of Kapson Northport Development Corp. (unless the acts or omissions of Kapson Northport Development Corp. would not have occurred but for the failure of Hameem Associates, L.P. to give an approval or consent to a proposal by Kapson Northport Development Corp. or to a reasonable alternative to such proposal when such approval or consent is required to be obtained by Kapson Northport Development Corp. under the partnership agreement of Owner), changes in laws, statutes, ordinances, regulations or orders of governmental authorities or tribunals, war or other state of national emergency, terrorism, acts of God and other factors beyond the control of Manager (collectively, "Force Majeure"). Manager shall not be responsible or liable in any way for its inability to discharge any of its obligations hereunder due to Force Majeure.

                  (g)   SUCCESSORS AND ASSIGNS.  This Agreement
shall be binding upon the parties hereto and their respective successors and assigns. Manager may assign this Agreement to any affiliated entity, but to no other person or entity.

                  (h)   NOTICES.  All notices, demands and
requests to be made hereunder by one party to other shall be in writing, and shall be delivered by hand, mailed by certified mail, return receipt requested, or sent by overnight courier service, with postage prepaid, to the addresses listed at the beginning of this Agreement.

All notices shall be deemed to be effective (i) upon receipt, if hand delivered, (ii) three (3) days after mailing, if mailed by certified mail, or (iii) the next business day after sending, if sent by overnight courier service.

                  (i)   ENTIRE AGREEMENT; AMENDMENTS.  This
Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior oral or written representations, covenants or agreements between the parties with respect to the subject matter hereof shall be of any force or effect. Any amendments or modifications to this Agreement shall be of no force or effect unless in writing and signed by both Owner and Manager.

                  (j) GOVERNING LAW. This Agreement has been executed and delivered in the State of New York, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof, and the Courts sitting in Suffolk or Nassau Counties therein.

                  (k)   TIME OF THE ESSENCE.  Time is of the
essence throughout this entire Agreement.

                  (l)   SECTION HEADINGS.  The section headings
throughout this Agreement are provided for convenience of reference only, and the words contained therein shall not in any way be held to explain, modify or otherwise affect the interpretation, construction or meaning of the provisions of this Agreement.

                  (m) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (n)   WAIVERS.  No waiver of any term,
provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.


            IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement through their duly authorized representatives as of the day and year first above written.


              OWNER:  LARKFIELD GARDENS ASSOCIATES, L.P.


                       By:  Kapson Northport Development Corp.,
                                     General Partner


                       By:
                           ------------------------------------
                                GLENN KAPLAN, President


               MANAGER:    SENIOR QUARTERS MANAGEMENT CORP.


                       By:
                           ------------------------------------